Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 27, 2025 relating to the financial statements of The Marcus Corporation and the effectiveness of The Marcus Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 26, 2024.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

May 12, 2025